Exhibit 99.1

Report of Independent Auditors

To the Board of Directors and Stockholders of

HY Holdings, Inc.

We have audited the accompanying financial statements of HY Holdings, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of operations, changes in statements of convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that our audits provide a reasonable basis for our opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HY Holdings, Inc. at December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

September 8, 2016

HY HOLDINGS, INC.

Balance Sheets

	As of December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$8,903,076	$968,131
Accounts receivable, net of allowance of $80,598 and $2,473, respectively	1,028,016	325,706
Prepaid expenses and other current assets	280,825	40,469
Total current assets	10,211,917	1,334,306
Property and equipment, net	78,923	53,018
Due from officers	3,616,169	101,299
Other assets	79,604	—
Total assets	$13,986,613	$1,488,623
Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$648,837	$153,428
Accrued expenses and other current liabilities	354,829	252,031
Accrued compensation	358,173	139,250
Total current liabilities	1,361,839	544,709
Other liabilities	11,533	14,932
Commitments and contingencies
Convertible preferred stock, $0.0001 par value; 4,265,324 shares authorized as of December 31, 2015; 4,265,324 shares and 997,804 shares issued and outstanding as of December 31, 2015 and 2014, respectively; liquidation preference of $51,495,608 and $1,995,608 as of December 31, 2015 and 2014, respectively	32,737,776	1,897,437
Stockholders’ deficit:
Common stock, $0.0001 par value; 10,000,000 shares authorized as of December 31, 2015 and 2014; 2,017,568 shares and 3,757,884 shares issued and outstanding as of December 31, 2015 and 2014, respectively	201	376
Additional paid-in capital	1,056,354	874,250
Accumulated deficit	(21,181,090)	(1,843,081)
Total stockholders’ deficit	(20,124,535)	(968,455)
Total liabilities, convertible preferred stock and stockholders’ deficit	$13,986,613	$1,488,623

See accompanying notes to audited financial statements.

HY HOLDINGS, INC.

Statements of Operations

	Year Ended December 31,
	2015	2014
Revenue	$9,774,805	$3,862,371
Cost of revenue	2,841,128	1,016,704
Gross profit	6,933,677	2,845,667
Operating expenses:
Advertising and marketing	620,618	275,228
Sales	2,368,198	1,612,120
Technology and development	595,065	436,716
Legal	6,207	16,787
General and administrative	3,648,910	1,444,091
Depreciation and amortization	31,529	9,877
Loss from operations	(336,850)	(949,152)
Interest income	27,501	1,299
Net loss before taxes	(309,349)	(947,853)
Income tax provision	—	—
Net loss	$(309,349)	$(947,853)

See accompanying notes to audited financial statements.

HY HOLDINGS, INC.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2014		$—	3,557,007	$356	$634,945	$(895,228)	$(259,927)
Issuance of Series A convertible preferred stock, net of issuance costs	997,804	1,897,437	—	—	—	—	—
Issuance of common stock	—	—	100,877	10	114,990	—	115,000
Stock-based compensation and vesting of restricted stock	—	—	100,000	10	124,315	—	124,325
Net loss	—	—	—	—	—	(947,853)	(947,853)
Balance as of December 31, 2014	997,804	1,897,437	3,757,884	376	874,250	(1,843,081)	(968,455)
Issuance of Series B convertible preferred stock, net of issuance costs	3,267,520	30,840,339	—	—	—	—	—
Redemption of common stock	—	—	(1,980,316)	(198)	—	(19,028,660)	(19,028,858)
Exercise of stock options	—	—	30,000	3	20,697	—	20,700
Stock-based compensation and vesting of restricted stock	—	—	210,000	20	161,407	—	161,427
Net loss	—	—	—	—	—	(309,349)	(309,349)
Balance as of December 31, 2015	4,265,324	$32,737,776	2,017,568	$201	$1,056,354	$(21,181,090)	$(20,124,535)

See accompanying notes to audited financial statements.

HY HOLDINGS, INC.

Statements of Cash Flows

	Year Ended December 31,
	2015	2014
Cash flows used in operating activities:
Net loss	$(309,349)	$(947,853)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	31,529	9,877
Allowance for doubtful accounts	78,125	2,473
Stock-based compensation	161,427	124,325
Interest income	(14,870)	(1,299)
Changes in operating assets and liabilities:
Accounts receivable	(780,435)	(232,815)
Prepaid expenses and other current assets	(240,356)	(27,269)
Accounts payable	495,409	(88,825)
Accrued expenses and other current liabilities	321,721	259,998
Other liabilities	(3,399)	14,932
Net cash used in operating activities	(260,198)	(886,456)
Cash flows used in investing activities:
Issuance of notes receivable to officers	(3,500,000)	(100,000)
Purchase of investments and security deposits	(79,604)	—
Purchases of property and equipment	(57,434)	(61,506)
Net cash used in investing activities	(3,637,038)	(161,506)
Cash flows from financing activities:
Proceeds from the exercise of stock options	20,700	—
Proceeds from issuance of convertible preferred stock, net of issuance costs	30,840,339	1,897,437
Proceeds from issuance of common stock	—	115,000
Repurchase of common stock	(19,028,858)	—
Net cash provided by financing activities	11,832,181	2,012,437
Net increase in cash and cash equivalents	7,934,945	964,475
Cash and cash equivalents at beginning of year	968,131	3,656
Cash and cash equivalents at end of year	$8,903,076	$968,131

See accompanying notes to audited financial statements.

HY HOLDINGS, INC.

Notes to Audited Financial Statements

Note 1. Nature of Business

HY Holdings, Inc. (the “Company”) was incorporated in the State of Delaware in October 2012. The Company’s principal executive office is located in Phoenix, Arizona.

The Company is a leading telehealth consumer engagement technology platform for the small to mid-sized employer market. The Company provides end-users with access to telemedicine services including through a web-based portal and a mobile application. Solutions provided by the Company include 24/7 access to telephone, e-mail, and video conferencing with doctors as well as the convenience of procedure price comparisons, prescription medicine price comparisons, health plan information and benefits eligibility, and location information for wellness service providers.

On June 29, 2016, the Company and Teladoc Inc. (“Teladoc”) executed an Agreement and Plan of Merger (the “Merger”) whereby Teladoc agreed to acquire all of the issued and outstanding shares of the Company. The aggregate purchase price of the acquisition was $153.3 million, comprised of $45.0 million of cash and 6,955,796 shares of Teladoc’s common stock valued at $108.3 million on July 1, 2016, subject to post-closing working capital adjustments as defined in the Merger governing the acquisition. Upon the effective date of the Merger, the Company merged with and into a wholly owned subsidiary of Teladoc, which continued as the surviving corporation.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The following is a summary of the significant accounting and reporting policies used in preparing the financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to consider to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and the disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic and political factors, and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment evolves.

Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the financial statements. Significant estimates and assumptions by management affect the allowance for doubtful accounts, the carrying value of long‑lived assets, the provision for income taxes and related deferred tax accounts, certain accrued liabilities, revenue recognition, contingencies, litigation and related legal accruals and the value attributed to employee stock options and other stock‑based awards.

Revenue Recognition

The Company offers small to mid-sized employers (“Clients”) access to telemedicine services for a fixed monthly subscription fee which allows Clients’ employees (“Members”) unlimited physician consultations.

The Company commences revenue recognition for the subscription access service on the date that the services are made available to the Client and its Members, which is considered the implementation date, provided all of the following criteria are met:

•	there is persuasive evidence of an arrangement;

•	the Member has access to the service;

•	collection of the fees is reasonably assured; and

•	the amount of fees to be paid by the Client is fixed and determinable.

Cost of Revenue

Cost of revenue consists of fees paid to the Company’s third party physicians network providers.

Advertising and Marketing Expenses

Advertising and marketing costs are expensed as incurred. For the years ended December 31, 2015 and 2014, advertising and marketing expenses were $498,016 and $208,721, respectively.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less from the date of purchase. Cash and cash equivalents are stated at fair value.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of accounts. The Company regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine whether a specific allowance is appropriate. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified.

Concentrations of Risk and Significant Clients

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. Although the Company’s deposits may, at times, exceed federally insured limits, the Company has not experienced any losses in such accounts and does not believe it is exposed to any significant risk. The Company assesses the creditworthiness of its customers before extending credit. Accounts receivable are wriiten off only when all efforts to collect the accounts have been exhausted.

One Client which is also a related party since it is a stockholder in the Company, represented approximately 33% and 6% of total revenue for the years ended December 31, 2015 and 2014, respectively. This Client also accounted for approximately 53% and 58% of accounts receivable at December 31, 2015 and 2014, respectively.

Although the Company does not expect that the Client will fail to meet its obligations, the Company is potentially exposed to concentrations of credit risk if the Client failed to perform according to the terms of the contract.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using the straight‑line method over the estimated useful lives of the respective asset as follows:

Furniture	5 years
Computers and technology	3 years
Leasehold improvements	Shorter of the lease term or the estimated useful lives of the improvements

Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the statement of operations in the period realized.

Stock‑Based Compensation

Stock‑based compensation is measured based on the grant‑ date fair value of the awards and recognized on a straight‑line basis over the period during which the employee is required to perform services in exchange for the award (generally the vesting period of the award). The Company estimates the fair value of employee stock options using the Black‑Scholes option‑pricing model.

Income Taxes

The Company accounts for income taxes using the liability method, under which deferred tax assets and liabilities are determined based on the future tax consequences attributable to differences between the financial reporting carrying amounts of existing assets and liabilities and their respective tax basis and tax credit carry forwards and net operating loss carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse.

The Company assesses the likelihood that deferred tax assets will be recovered from future taxable income, and a valuation allowance is established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized.

The Company recognizes and measures uncertain tax positions using a two‑ step approach. The first step is to evaluate the tax position taken or expected to be taken by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Significant judgment is required to evaluate uncertain tax positions. The Company evaluates its uncertain tax positions on a regular basis. Its evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of audit and effective settlement of audit issues. The Company recognizes interest and penalties to uncertain tax positions in income tax expense. There were no interest and penalties recorded on uncertain tax positions for the years ended December 31, 2015 and 2014.

Recently Issued and Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), to achieve a consistent application of revenue recognition within the U.S., resulting in a single revenue model to be applied by reporting companies under GAAP. Under the new model, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the revised guidance requires that reporting companies disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The revised guidance is effective for the Company for the year ended December 31, 2019; early adoption is allowed. The revised guidance is required to be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying it recognized at the date of initial application. The Company is currently evaluating the transition method that will be elected and the potential effect the revised guidance will have on its financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern. This guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. ASU 2014-15 is effective for interim or annual periods beginning after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on its financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. ASU 2015-17 simplifies the presentation of deferred income taxes by eliminating the separate classification of deferred income tax liabilities and assets into current and noncurrent amounts in the balance sheet. The amendments in the update require that all deferred tax liabilities and assets be classified as noncurrent in the balance sheet. The amendments in this update are effective for annual periods beginning after December 15, 2017, and interim periods therein and may be applied either prospectively or retrospectively to all periods presented. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 related to leases that outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new guidance requires lessees to recognize lease liabilities and corresponding right-of-use assets for all leases with lease terms of greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. The new guidance must be adopted using the modified retrospective approach and will be effective for the Company for the year ended December 31, 2020. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on its financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 changes the accounting for share-based payments. Under the new guidance, excess tax benefits associated with share-based payment awards will be recognized in the income statement when the awards vest or settle, rather than in stockholders’ equity. In addition, it will increase the number of shares an employer can withhold to cover income taxes on share-based payment awards and still qualify for the exemption to liability classification. The new guidance will be effective for the Company for the year ended December 31, 2018. Early adoption is permitted in any annual or interim period. The Company is currently in the process of evaluating the impact of the adoption of this standard on its financial statements.

Note 3. Property and Equipment, Net

Property and equipment, net, consist of the following:

	As of December 31,
	2015	2014
Furniture	$30,661	$29,547
Computers and technology	85,034	28,714
Leasehold improvements	5,518	5,518
Total	121,213	63,779
Accumulated depreciation and amortization	(42,290)	(10,761)
Property and equipment, net	$78,923	$53,018

Depreciation expense for the years ended December 31, 2015 and 2014 was $31,529 and $9,877, respectively.

Note 4. Related Party Transaction

The Company has notes receivable from certain stockholders. One note in the amount of $100,000 accrues interest at 6.0% per annum, and all unpaid interest and principal are due upon change of control event as defined by agreement. The other notes receivable in the aggregate amount of $3,500,000 accrue interest at 1.67% per annum and all unpaid interest and principal are due on November 1, 2023 or upon a Liquidation Event as defined in the Certificate of Incorporation, whichever is earlier. Each note is collateralized by a pledge of the Common Stock held by the stockholder. All the notes receivable were fully paid in conjunction with the acquisition of the Company by Teladoc on July 1, 2016.

See Note 2, “Summary of Significant Accounting Policies, Concentrations of Risk and Significant Clients” for discussion regarding a Client that is also a related party.

Note 5. Commitments and Contingencies

Operating Leases

The Company leases office space under non‑cancelable operating leases. As of December 31, 2015, the future minimum lease payments under non‑cancelable operating leases are as follows:

Operating
Leases
2016	$182,638
2017	261,674
2018	350,050
2019	360,551
2020	368,601
2021 and thereafter	1,021,594
$2,545,108

All of the total future minimum lease payments relate to facilities space. The facility lease agreements generally provide for rental payments on a graduated basis and for options to renew, which could increase future minimum lease payments if exercised. The Company recognizes rent expense on a straight‑line basis over the lease period and has accrued for rent expense incurred but not paid. Deferred rent represents the difference between actual operating lease payments due and straight‑line rent expense. The excess is recorded as a deferred rent liability in the early periods of the lease, when cash payments are generally lower than straight‑line rent expense, and are reduced in the later periods of the lease when payments begin to exceed the straight‑line expense. The Company also accounts for leasehold improvement incentives within its deferred rent liability. Rent expense for the years ended December 31, 2015 and 2014 was $103,956, and $93,196, respectively.

Legal Matters

The Company routinely assesses all of its litigation and threatened litigation as to the probability of ultimately incurring a liability and records its best estimate of the ultimate loss in situations where it assesses the likelihood of loss as probable and estimable.  In this regard, the Company establishes accrual estimates for various lawsuits, claims, investigations and proceedings when it is probable that an asset has been impaired or a liability incurred at the date of the financial statements and the loss can be reasonably estimated. At December 31, 2015, there were no claims or legal actions which, in management’s opinion, are expected to have a material adverse effect upon the Company’s financial position, results of operations or cash flows.

Note 6. Convertible Preferred Stock (the “Preferred Stock”)

In November 2015, the Company issued and sold an aggregate of 3,267,520 shares of its Series B convertible preferred stock for $30,840,339, net of issuance costs.

In July 2014, the Company issued and sold an aggregate of 997,804 shares of its Series A convertible preferred stock for $1,897,437, net of issuance costs.

The Preferred Stock consists of the following:

			Common
	Shares	Shares	Shares Upon	Liquidation
December 31, 2015	Authorized	Outstanding	Conversion	Preference
Series A	997,804	997,804	997,804	$1,995,608
Series B	3,267,520	3,267,520	3,267,520	49,500,000
	4,265,324	4,265,324	4,265,324	$51,495,608

As of December 31, 2015 and 2014, the significant terms applicable to the Series A and Series B Preferred Stock were as follows:

Dividend Rights

Dividends are noncumulative and are payable when and if declared by the Company’s Board of Directors. There are no accrued or declared but unpaid dividends.

Conversion Rights

Each share of Preferred Stock is convertible, at any time and at the option of the holder of such share, into shares of the common stock of the Company, at the following ratios (subject to adjustment as described below):

			Number of Shares of
			Common Stock Issued
			for each Preferred Share
			Upon Conversion
	Original	Conversion	(= Original Issue Price/
Series of Preferred Stock	Issue Price	Price	Conversion Price)
Series A	$2.0000	$2.0000	1.0000
Series B	$10.0994	$10.0994	1.0000

Subject to limited exceptions, the conversion price for each series of the Preferred Stock was subject to an adjustment to reduce dilution in the event that the Company issued additional equity securities at a purchase price less than the applicable conversion price for such series of the Preferred Stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution will be distributed to the Company’s stockholders in the following order of priority:

•	The Series B Stockholders are entitled to receive a preference of $49.5 million prior to the Series A Stockholders receiving any distributions.

•

The Series A Preferred stockholders are entitled to receive a distribution of approximately $2.0 million, after which the Common and Series B preferred stockholders share the remaining proceeds pari passu up to the participation cap, after which the remaining proceeds are distributed to the common stockholders.

•	The holders of Series B Preferred Stock will reach a participation cap after receiving a total of $165.0 million, or 5 times the original investment of $33.0 million.

Protective Provisions

Subject to limited exceptions and certain additional restrictions, the Company may not do any of the following without the consent of holders of a majority of the Preferred Stock (voting together as a single class on an as‑converted to common stock basis):

•	increase the authorized number of shares of any series of Preferred Stock or common stock of the Company;

•	issue or obligate itself to issue shares of any additional class or series of capital stock unless the same ranks junior to the existing Preferred Stock;

•

effect any transaction or series of related transactions resulting in the consummation of a merger, combination, consolidation or other reorganization of the Company with or into any third party, the transfer of all or substantially all of the assets of the Company to a third party, or any other change of control or recapitalization;

•	subject to limited exceptions, purchase or redeem any shares of capital stock of the Company;

•	amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws of the Company;

•

sell or otherwise dispose of any of the Company’s or its subsidiaries’ material assets, other than (A) in the ordinary course of business or (B) to wholly‑owned subsidiaries of the Company or its subsidiaries;

•	liquidate, dissolve or wind‑up the business and affairs of the Company;

•	pay or declare any dividend other than as set forth in the Certificate of Incorporation of the Company;

•

increase the number of shares of common stock or stock options of the Company authorized to be issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries;

•	change the size of the Company’s board of directors;

•	alter the rights or preferences of the Preferred Stock;

•	issue any shares of Preferred Stock;

Redemption

Beginning November 6, 2020, or upon a material default as defined under the terms of the investment agreement, the holders of a majority of the Series B preferred stock outstanding can require the Company to redeem the Series B preferred stock. The redemption price shall be an amount equal to greater of (A) the Series B Liquidation Preference or (B) the aggregate proceeds which holders of Series B preferred stock would be entitled to receive with respect to each share of Series B preferred stock pursuant to liquidation provisions assuming that the Company was liquidated and the proceeds were equal to the Company’s fair value, as determined by the Board of Directors and a Series B preferred stock representative.

At December 31, 2015 all shares of the Preferred Stock have been presented outside of permanent stockholders’ deficit, because there were redemption or conversion events outside of the Company’s control.

Note 7. Common Stock and Stockholders’ Equity (Deficit)

Capitalization

Pursuant to the Company’s Second Amended and Restated Certificate of Incorporation, the Company is authorized to issue 10,000,000 shares of Common Stock, $0.0001 par value per share. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of the holders of Convertible Preferred Stock.

Tender Offer

In 2015, the Company completed a tender offer through which it repurchased 1,980,316 shares of its common stock at a price of $9.61 per share for total consideration of $19,028,857.

Stock Plan and Stock Options

The Company adopted the 2014 Equity Incentive Plan (the “Plan”) which provides for the granting of stock awards in the form of stock options and restricted stock. Under the Plan, stock awards may be issued to key personnel and others providing services to the Company. Any option that expires or terminates without having been exercised in full will again be available for grant. Options issued under the Plan are exercisable for periods not to exceed ten years, and generally vest quarterly over a three-year period. The Company issued stock options with exercise prices equal to the fair value of the Company’s common stock on the date of grant, as determined by the Company’s Board of Directors informed by third-party valuations.

Activity under the Plan is as follows:

				Weighted-
			Weighted-	Average
	Shares	Number of	Average	Remaining	Aggregate
	Available	Shares	Exercise	Contractual	Intrinsic
	for Grant	Outstanding	Price	Life in Years	Value
Balance at January 1, 2014
Increase in Plan authorized shares	1,537,774	—	$—		$
Stock option grants	(347,698)	347,698	$0.69	—	$—
Stock options cancelled	—	—	$—	—	$—
Stock options exercised	—	—	$—	—	$—
Balance at December 31, 2014	1,190,076	347,698	$0.69	9.70	$—
Stock option grants	—	—	$—	—	$—
Stock options cancelled	—	—	$—	—	$—
Stock options exercised	—	(30,000)	$0.69	—	$(31,800)
Balance at December 31, 2015	1,190,076	317,698	$0.69	8.70	$336,760
Vested or expected to vest December 31, 2015		317,698	$0.69	8.70	$336,760
Exercisable as of December 31, 2015		246,098	$0.69	8.70	$260,863

The total grant‑date fair value of stock options granted during the year ended December 31, 2014 was $111,263 and none in 2015.

Stock‑Based Compensation

Stock Options

All stock‑based awards to employees are measured based on the grant‑date fair value of the awards and are generally recognized in the Company’s statement of operations over the period during which the employee is required to perform services in exchange for the award (generally requiring a three‑year vesting period for each award).

Given the absence of a public trading market, the Company’s Board of Directors considered numerous objective and subjective factors to determine the fair value of its common stock at each grant date. These factors included, but were not limited to, (i) contemporaneous valuations of common stock performed by unrelated third‑party specialists; (ii) the prices for the Preferred Stock sold to outside investors; (iii) the rights, preferences and privileges of the Preferred Stock relative to the common stock; (iv) the lack of marketability of the common stock; (v) developments in the business; and (vi) the likelihood of achieving a liquidity event, such as an IPO or a merger or acquisition of the Company, given prevailing market conditions.

The assumptions used in the Black‑Scholes option‑pricing model were determined as follows:

Volatility.  Since there is no trading history of the Company‘s common stock, the expected volatility was derived from the historical stock volatilities of several unrelated public companies within the industry that were considered to be comparable to the business over a period equivalent to the expected term of the stock option grants.

Risk‑Free Interest Rate.  The risk‑free interest rate is based on U.S. Treasury zero‑coupon issues with remaining terms similar to the expected term on the options.

Expected Term.  The expected term represents the period that the stock‑based awards are expected to be outstanding. When establishing the expected term assumption, the Company used the expected term to a liquidation event.

Dividend Yield.  The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and therefore, the Company used an expected dividend yield of zero.

Forfeiture Rate.  The Company uses historical data to estimate pre‑ vesting option forfeitures and record stock‑based compensation expense only for those awards that are expected to vest.

The fair value for 2014 was estimated on the date of grant using the Black‑Scholes option‑pricing model with the following assumptions and fair value per share. There were no grants in 2015.

2014
Volatility	60%
Expected life (in years)	4.0
Risk-free interest rate	1.25%
Dividend yield	—
Fair value of underlying common stock	$0.69

Total compensation costs charged as an expense for stock‑based awards is included in general and administrative expenses.

As of December 31, 2015, the Company had $32,513 in unrecognized compensation cost related to non‑vested stock options, which is expected to be recognized over a weighted‑average period of approximately 2.7 years.

Restricted Stock

On September 24, 2014, the Company issued 300,000 shares of common stock to three officers with a fair value of $207,000 at the date of grant. The shares vested over a period of 24 months. On September 25, 2015, the Board removed the vesting restrictions.

Note 8. Income Taxes

Significant components of the Company’s deferred income taxes were as follows:

	As of December 31,
Deferred tax assets/(liabilities):	2015	2014
Timing differences, net	374,236	111,884
Net operating loss carryforwards	282,206	438,941
Total deferred tax assets/(liabilities)	656,442	550,825
Valuation allowance	(656,442)	(550,825)
Net deferred tax assets (liabilities)	$—	$—

The Company’s effective income tax rate differs from the federal statutory income tax rate due principally to the change in the valuation allowance for deferred tax assets and certain nondeductible expenses such as meals and entertainment.

The valuation allowance increased by $105,617 and $550,825 during the years ended December 31, 2015 and 2014, respectively. The increase in valuation allowance of both years were primarily due to the increase in the deferred tax assets for net operating loss carryforward, reserves and accruals and stock based compensation.

As of December 31, 2015, the Company had approximately $742,000 of federal and state net operating loss carryforwards available to offset future taxable income. If not utilized, the federal net operating loss carryforwards begin to expire in 2032. The deferred tax asset related to its net operating losses include no excess tax benefit of stock option exercises, which, when realized, will be recorded as a credit to additional paid‑in capital.

The Company’s ability to utilize the net operating loss and tax credit carryforwards in the future may be subject to substantial restrictions in the event of past or future ownership changes as defined in Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). In the event the Company should experience an ownership change, as defined in the Internal Revenue Code, utilization of its net operating loss carryforwards and tax credits could be limited.

The Company’s tax jurisdiction is the United States. The Company’s 2012 through 2015 tax years are open to examination by U.S. federal and state tax authorities.

Note 9. Subsequent Events

Subsequent events were evaluated through September 8, 2016, which is the date the financial statements were available to be issued.

As a result of the Merger on July 1, 2016 as described in Note 1, there were certain expenses and success related fees that were recorded and paid on July 1, 2016. They were comprised of a banker fee of $975,000, management bonuses of $2,500,000, and stock option vesting acceleration expense of $711,561. These costs are not recorded in the accompanying financial statements. Additionally subsequent to the merger, there was a claim brought to the Company’s attention which the Company is assessing the merit of this matter. The claim is associated with Merger sucess related expenses with an estimated range loss of $0 to $4.0 million and the stockholders have fully indemnified Teladoc.

On July 1, 2016, all of the Company's then-outstanding convertible preferred stock converted into an aggregate of 4,265,324 shares of common stock.